CUSHING MLP ASSET MANAGEMENT, L.P.

CODE OF ETHICS AND PERSONAL TRADING POLICY

I.	Statement of General Policy

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Rule”) requires Cushing MLP Asset Management, L.P. (the “Company”) adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule. Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Company and persons connected with it. It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or otherwise take unfair advantage of the Company, and to understand the various laws applicable to such employee.

II.	Definitions

(a)	“Access Person” means (i) any employee, director, officer, general partner or manager of the Company (or of any company in a control relationship to the Company) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

(b)	“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(c)	“Beneficial interest” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. In general, “Beneficial interest” shall mean, ownership of securities or securities accounts by or for the benefit of a person, including any account in which the employee holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney).

(d)	“Code” shall mean this Code of Ethics.

(e)	“Compliance Officer” shall mean Barry Greenberg or his designee.

(f)	“Covered Security” shall mean any “security”, and any security related to or connected with such security. The term “security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include: (i) securities which are direct obligations of the government of the United States, (ii) shares issued by U.S. registered open-end investment companies, including open-end exchange traded funds (ETFs) and exchange traded notes (ETNs), or (iii) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements. Note that shares of closed-end funds sponsored by the Company, are deemed to be a “Covered Security.”

(g)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, before the registration, was not required to file under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

(h)	“Investment Personnel” means any employee, officer or director of the Company (or any company in a control relationship with the Company) who, in connection his or her regular functions or duties, makes or participates making recommendations regarding the purchase or sale of securities by the Company. Investment Personnel also includes any person who controls the Company or Adviser and who obtains recommendations made to the Company regarding purchase or sale of securities by the Company.

(i)	“Limited Offering” means an offering that is exempt from under Section 4(2) or Section 4(6) under the Securities of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar offerings under comparable foreign law.

III.	PREFERENTIAL TREATMENT, GIFTS AND ENTERTAINMENT

As a general matter, no Access Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Company, except pursuant to normal and customary business practices.

No Access Person shall accept any entertainment, gift or other personal benefit that creates a conflict between the interests of such Person and the Company. In addition, Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

IV.	CONFLICTS OF INTEREST

If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of the Company, that Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for the Company, and who have a material interest in the security or a related security, must first disclose such interest to the Compliance Officer. The Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

V.	SERVICE AS A DIRECTOR

Investment Personnel are prohibited from accepting any new appointment to the board of director of any energy-related U.S. royalty trust, Canadian oil and gas trust, oilfield services trust, infrastructure trust, alternative energy trust or master limited partnership or limited liability company which focuses on exploration and production (collectively referred to as, “Energy Trusts”), whether or not its securities are publicly traded, absent prior authorization of Jerry V. Swank who will notify the Compliance Officer. In determining whether to authorize such appointment, Mr. Swank shall consider whether the board service would be adverse to the interests of the Company and whether adequate procedures exist to ensure isolation from those making investment decisions. All Investment Personnel shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming an Investment Personnel. All Investment Personnel must disclose to the Compliance Officer through Compliance11 (www.compliance11.com) within ten (10) days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than Energy Trusts, for which prior authorization of the Compliance Officer is required).

VI.	INSIDE INFORMATION

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts.

Inside information obtained by any Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Persons shall not act upon or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Company. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Company and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

VII.	PERSONAL SECURITIES TRANSACTION RESTRICTIONS

(a)	Purchases and Sales of a Covered Security. No Access Person of the Company shall purchase or sell, directly or indirectly:

(i) any Covered Security in which he or she has, or by reason of such transaction will acquire, any direct or indirect beneficial ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by the Company on behalf of a Client Account; or

(ii) any related Covered Security to a security being actively considered for purchase or sale by the Company, such as puts, calls, other options or rights in such security.

(b)	Prohibited Conduct. No Access Person of the Company shall, directly or indirectly:

(i) discuss with or otherwise inform others of actual or contemplated security transaction by the Company on behalf of a Client Account except in the performance of their employment duties or in an official capacity and then only for the benefit of the Client Account, and in not for personal benefit or for the benefit of others;

(ii) use knowledge of portfolio transactions made or contemplated for the Company to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired the Company;

(iii) knowingly take advantage of a corporate opportunity of the Company for personal benefit, or take action with such Person’s obligations to the Company. All securities transactions must be consistent with this Code. Access Persons must avoid any actual or potential conflict of interest or any abuse of any Person’s position of trust.

VIII.	PRE-CLEARANCE

(a)	No Access Person may buy or sell any Covered Security for an account beneficially owned by the Access Person without having first obtained specific permission from the Compliance Officer or his designee. In order to gain permission to, a completed Pre-clearance Form, which can be completed online through Compliance11 (www.compliance11.com), must be submitted. After a completed form has been approved, the transaction must be effected within twenty-four (24) hours or a new Pre-clearance Form must be submitted for approval.

(b)	No Investment Personnel shall directly or indirectly acquire a interest in securities through a Limited Offering or in Initial Public Offering without obtaining the prior consent of the Compliance Officer (or his designee). Consideration will be given to whether or the opportunity should be reserved for the Client Accounts.

IX.	EXCLUDED TRANSACTIONS

The following types of transactions do not invoke the trading restrictions of Section VII or the pre-clearance requirements of Section VIII:

(a)	Transactions effected for any account over which the Access Person has no investment discretion.

(b)	Non-volitional purchases and sales, such as Dividend Reinvestment or “calls” or redemption of securities.

(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

X.	REPORTING PROCEDURES

Access Persons shall make the reports set forth below. Any report required to be filed shall not be construed as an admission by the Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)	Brokerage Accounts. Before effecting personal transactions, each Access Person must (i) inform the brokerage firm of his affiliation with the Company and (ii) complete a brokerage account approval form on Compliance11 (www.compliance11.com).

(b)	Initial Holdings Report. Each Access Person must provide a report, through Compliance11 (www.compliance11.com) which includes the following information within ten (10) days of becoming an Access Person:

•	Title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or beneficial ownership when the Person became an Access Person;

•

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any Covered Securities were held for the direct or indirect benefit of the Access Person as of date the person became an Access Person; and

•	The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person.

(c)	Quarterly Transaction Reports. Not later than thirty (30) days after the end of each calendar quarter, each Access Person must either provide an affirmation through Compliance11 (www.compliance11.com) or submit a written report which includes following information with respect to any transaction in a Covered Security in an account for which the Access Person had any or indirect beneficial ownership:

•	The date of the transaction, the title, interest rate and date (if applicable), the number of shares and amount of each Covered Security involved;

•	The nature of the transaction (i.e., purchase, sale or other of acquisition or disposition);

•	The price of the Covered Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which transaction was effected; and

•	The date that the report is submitted by the Access Person.

(d)

Annual Holdings Report. Each Access Person shall either provide an affirmation through Compliance11 (www.compliance11.com) or submit a written report annually, containing the information required in Section X.(b) above as of December 31, within forty-five (45) days after December 31st each year. An Access Person need not make a quarterly transaction report or Annual Holdings Report if it would duplicate information contained in broker trade confirmations, notices or advices, or account statements received through Compliance11 by the Compliance Officer.

(e)	Review of Reports. The Compliance Officer shall be responsible for notifying Access Persons of their reporting obligations under this Code and for reviewing reports submitted by Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be allowed to review or approve his/her own reports. Such reports shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report. The Company’s Chief Operating Officer, John Alban, shall approve any personal trades by the Compliance Officer.

(f)	Exceptions from Reporting Requirements. An Access Person need not submit reports otherwise required to be made pursuant to this Section X with respect to transactions for, and Covered Securities held in, any account over which the Access Person has no investment discretion. Access Persons wishing to rely on this exception must receive prior approval from the Compliance Officer. In addition, an Access Person need not submit reports pursuant to Section X(c) with respect to transactions pursuant to an Automatic Investment Plan.

XI.	ADMINISTRATION OF CODE

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer. The Compliance Officer will take whatever action he deems necessary with respect to any officer or employee of the Company who violates any provision of this Code including, among other things, a letter of censure, disgorgement of profits or suspension or termination of the employment of the violator.

XII.	RECORDKEEPING REQUIREMENTS

The Company shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after approval, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

XIII.	REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Company employees are encouraged to report or potential violations of the Code or other illegal or unethical behavior to the Compliance Officer or any partner of the Company. Company employees are also encouraged to discuss situations that may present ethical issues with such persons. The Company will endeavor to maintain the confidentiality of reported violations, subject to applicable law, regulation or legal proceedings.

Company employees may choose to report a possible violation of the federal securities laws directly to the U.S. Securities and Exchange Commission. The SEC is authorized by Congress to provide monetary awards to eligible individuals who come forward with information that leads to a successful SEC enforcement action.

The Company will not permit retaliation of any kind by, or on behalf of, the Company or any employee against any individual for making good faith reports of violations of this Code.

XIV.	CONDITION OF EMPLOYMENT OR SERVICE

All Access Persons shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Persons shall certify quarterly and annually via Compliance11 (www.compliance11.com) that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

* * * * *

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of Cushing MLP Asset Management, L.P. (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

Print Name
Signature
Date

SECURITIES/FUTURES ACCOUNT DISCLOSURE FORM

Every employee of Cushing MLP Asset Management, LP must disclose to the firm any and all securities and futures accounts:

In the name of the employee, over which the employee exercises discretion (express or in fact) or in which the employee has an interest.

Employees are not required to disclose Federal Reserve Board “Treasury Direct” accounts or accounts that are restricted to investing exclusively in any of the following asset classes: open-end investment companies (“mutual funds”), open-end exchange traded funds, government securities, municipal securities, certificates of deposit or bankers’ acceptances.

With respect to the required disclosure regarding such accounts, please be advised of the following (please check one):

❑	As of the date hereof, no such accounts are in existence. However, if such an account will be opened subsequent to the date hereof, I agree to notify the Compliance Officer prior to the account being opened.

❑	Set forth below is a complete list of all such accounts (use additional forms if necessary).

The Compliance Officer will be sending a letter requesting duplicate confirms and statements for each of the accounts disclosed below. Please provide accurate account numbers and mailing addresses.

Name and Number of Account	Name of Organization Where Account is Located	Address of Organization Where Account is Located
1
2.
3.
4.
5.

In addition, I have read and understand the firm’s Code of Ethics which sets forth the firm’s requirements regarding transactions in such accounts, and I agree to abide by such policy during the term of my employment.

Employee Name:	Social Security No.:

Employee Signature:	Date:

CUSHING MLP ASSET MANAGEMENT, L.P.

REQUEST FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRADE

NAME:    _______________________________________________________

TO:	Chief Compliance Officer

APPROVED	☐	____________________________________

DENIED	☐	____________________________________

DATE	NAME OF SECURITY	ACCOUNT	# OF SHRS, PRINCIPAL AMOUNT, ETC.	APPROX PRICE	SYMBOL OR CUSIP #	PURCHASE (P) SALE (S)	DIRECT OWNERSHIP (D) CONTROL (C)

The person submitting this request understands and specifically represents as follows:

(a)	I have no insider information relating to the above referenced issuer(s);
(b)	I have not had any contact or communication with the issuer(s) in the last 6 months;
(c)	I am not aware of any conflict of interest this transaction may cause with respect to any Client Account and I am not aware of any Client Account trading activity that may have occurred in the issuers of the above referenced securities during the past seven (7) days or that may now or in the near future be contemplated;
(d)	If approval is granted, it is only good for one day and specifically the day it was approved (e.g., expiring at midnight on the day of approval);
(e)	The securities are not being purchased in an initial public offering or Limited Offering, as defined in the Code of Ethics.

(*If for any reason an employee cannot make the above required representations or has any questions in this area, the employee MUST contact the Chief Compliance Officer before submitting any request for approval*)

Access Person Signature:	Date:

CUSHING MLP ASSET MANAGEMENT, L.P.

INITIAL SECURITIES HOLDINGS REPORT AND CERTIFICATION

(This form must be completed and returned within 10 days of becoming an Access Person)

Name of Access Person:                                                                                   (Please print your full name)

Today’s Date:

As of the date appearing above, the following are each and every security and account in which I have a direct or indirect Beneficial Interest (not including accounts limited to exempted securities such as bank certificates of deposit, open-end mutual fund shares (including 401(k) accounts limited to such shares), and Treasury obligations (T-bills notes and bonds)). For purposes of this report, the term Beneficial Interest shall mean ownership of securities or securities accounts by or for the benefit of a person or any account in which the employee holds a direct or indirect beneficial interest, retains discretionary investment authority or other investment authority (e.g., a power of attorney).

Name of Account Holder and Account Number	Name of Security/ Type of Security	Amount (No. of Shares or Principal Amount)	Nature of Interest (Direct Ownership, Control, Etc.)	Broker, Dealer (or Bank acting as Broker) Involved

I certify that the securities listed above, are the only securities in which I have a direct or indirect beneficial ownership interest.

Access Person Signature:

Received By:	Reviewed By:	Comments:

Title:	Title:

Date:	Date

CUSHING MLP ASSET MANAGEMENT, L.P.

QUARTERLY TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Name of Access Person:                                                                       (Please print your full name)

The following are all transactions in Covered Securities (not including exempt securities such as bank certificates of deposit, registered open-end mutual fund shares (including 401(k) accounts limited to such shares) and Treasury obligations (i.e., T-Bills, Notes and Bonds)) effected during this quarter. In lieu of listing every required transaction, an Access Person may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the Access Person’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Account Holder and Account Number	Title of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Control, etc.)

In connection with any purchases or sales of securities for Clients during this quarter, I have disclosed to Cushing MLP Asset Management, L.P. (the “Company”) any material interests in securities in which I have a Beneficial Interest which might reasonably raise the appearance of a conflict with the interests of a Client (including the Company).

I certify that the information provided in this report is accurate and complete.

Access Person Signature:	Date:
REVIEWED:

CUSHING MLP ASSET MANAGEMENT, L.P.

ANNUAL SECURITIES HOLDINGS REPORT

AND FINANCIAL INSTITUTION CONFLICTS OF INTEREST

(Must be submitted no later than 45 days after January 31st of each year)

Access Person Name:                                                                                   (Please print your full name)

1. I certify that the following are all securities holdings (not including bank certificates of deposit, registered open-end mutual fund shares (including 401(k) accounts limited to such shares) and Treasury obligations (i.e., T-Bills, Notes and Bonds)) in which I have Beneficial Interest as of the year end December 31, 200__.*

Name of Account Holder and Account #	Name of Security	Amount (No. of Shares or Principal Amount)	Nature of Interest (Direct Ownership, Control, Etc.)	Broker, Dealer (or Bank acting as Broker)

*Note: In lieu of you listing on this form each and every security held as of year-end, you may attach as an exhibit to this document your annual statement(s) from every brokerage firm with which you have a Beneficial Interest. Notwithstanding this accommodation, it remains your sole responsibility to ensure that the information reflected in that statement(s) is accurate and completely discloses ALL reportable securities holdings as of year-end.

2. The following is a list of relatives that are employed by a financial institution (including, for example, investment banks and audit firms) and such relative’s employer (if none, enter “N/A”):

I certify that the information provided in this report is complete and accurate.

Access Person Signature:
Date: _________________________________

Received By:	Reviewed By:	Comments:

Title:	Title:

Date:	Date